Exhibit 4.14

Form Approved by VF-Law

EXERCISE OF OPTION TO RENEW
LEASE NO. 187556

THIS EXERCISE OF OPTION TO RENEW ("Renewal Agreement") is made and entered into to be effective as of the 1st day of March 2004, by and between THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY, a Delaware corporation ("Lessor") and NORAMEX CORPORATION, a Nevada corporation ("Lessee").

RECITALS:

A.

Lessee and Lessor entered into a Definite Term Geothermal Lease Agreement (“Lease”) on October 19, 1993;

B.

By the terms and provisions of the Lease, Lessor leases to Lessee and Lessee leases from Lessor that certain property located at the City of Humboldt, County of Humboldt, State of Nevada, as more particularly described in the Lease (“Premises”);

C.

The current Term of the Lease for the Premises commenced on March 1, 1994 and will expire on February 28, 2004;

D.

The Lease contains an option to renew (“Option”) the Lease for five (5) additional consecutive ten (10) year terms. The renewal period shall commence on March 1, 2004 and expire on February 28, 2014; and

E.

Lessee desires to exercise the Option and Lessor and Lessee desire to extend the Term of the Lease pursuant to the terms set forth below in this Renewal Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants, premises, and agreements contained in this Renewal Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Lessee hereby exercises the Option, and Lessor and Lessee hereby extend the Term of the Lease for a period of ten (10) years (the "Extended Term") under the same terms and conditions set forth in the Lease except as otherwise provided herein.

2.

The Extended Term will commence on March 1, 2004 and shall expire on February 28, 2014.

3.

During the Extended Term, Lessee shall pay as rental for the Premises, in advance, an amount equal to Six Thousand Four Hundred and No/100 Dollars ($6,400.00) annually (“Base Rent”).

4.

Base Rent for the Extended Term shall be adjusted as provided in the Lease.

5.

Lessee agrees that Lessor has complied fully and completely with all of Lessor's obligations under the Lease with the result that Lessee is fully obligated to pay, and will pay, the rent and other charges due thereunder in accordance with the terms and provisions set forth in the Lease, and Lessee is fully obligated to perform, and is performing, all of the other obligations of Lessee under the Lease, without the right of counterclaim, offset, or defense.

6.

Unless otherwise provided herein, all capitalized and/or defined terms herein shall have the same meaning given to such capitalized and/or defined terms in the Lease.

7.

Except as amended hereby, or by other previous amendments signed by the parties, all of the terms and provisions of the Lease are hereby reaffirmed and remain in full force and effect. In the event there is a conflict between the terms and provisions of the Lease and the terms and provisions of this Renewal Agreement, the terms and provisions of this Renewal Agreement shall control.

8.

This Renewal Agreement may be executed in multiple counterparts, each of which shall, for all purposes, be deemed an original but which together shall constitute one and the same instrument, and the signature pages from any counterpart may be appended to any other counterpart to assemble fully executed documents, and counterparts of this Renewal Agreement may also be exchanged via electronic facsimile machines and any electronic facsimile of any party's signature shall be deemed to be an original signature for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Renewal Agreement to be effective as of the day and year first set forth above.

LESSOR

THE BURLINGTON NORTHERN AND SANTA
FE RAILWAY COMPANY

By:	/s/ Jody Jones
Name:	Jody Jones
Title:	Senior Manager Real Estate
Date:	March 9, 2004

LESSEE

NORAMEX CORPORATION

By:	/s/ Brian Fairbank
Name:	Brian Fairbank
Title:	President
Date:	Feb 27, 2004